AMERICAN GENERAL LIFE INSURANCE COMPANY

LOCK WITH BUFFER STRATEGY ACCOUNT OPTION(S) RIDER

Notwithstanding any provision in the Contract to the contrary, this Rider is a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail. The manner in which benefits and values are described in the Contract are not modified by this Rider unless indicated herein.

Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

TABLE OF CONTENTS

SECTIONS	PAGE(S)
Rider Data Page:	[2-3]

Rider Definitions:	[3]

Rider Provisions:	[4-5]

ICC24-AGE-8124 (5/24)	1

RIDER DATA PAGE

RIDER EFFECTIVE DATE:	[December 1, 2024]

[CONTRACT NUMBER:	[P000000000]]

[OWNER(S):	[JOHN DOE]]

STRATEGY ACCOUNT OPTION(S) (available under this Rider):

Index	Term	Index Value	Lock Threshold	Initial Lock Buffer Rate	Minimum Lock Buffer Rate
[S&P 500]	[3 Year]	[1,500]	[30%]	[20%]	[10%]
[S&P 500]	[3 Year]	[1,500]	[40%]	[15%]	[10%]
[S&P 500]	[3 Year]	[1,500]	[50%]	[10%]	[5%]
[S&P 500]	[6 Year]	[1,500]	[50%]	[20%]	[10%]
[S&P 500]	[6 Year]	[1,500]	[75%]	[15%]	[10%]
[S&P 500]	[6 Year]	[1,500]	[100%]	[10%]	[5%]

LOCK FIXED RATE: [1.00%]

MINIMUM LOCK FIXED RATE: [0.50%]

INDEX DISCLAIMER(S):

[S&P 500® Index

The “S&P 500® Index” is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”), and has been licensed for use by American General Life Insurance Company (“AGL”). Standard’s & Poor’s®, S&P®, and S&P 500are trademarks of S&P Global, Inc. or its affiliates (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by AGL. Corebridge MarketLock® Annuity is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and none of such parties make any representation regarding the advisability of investing in such product nor do they have any liability for any errors, omissions, or interruptions of the S&P 500® Index.

NASDAQ-100

The Product(s) is not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s). The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the NASDAQ-100® Index to track general stock market performance. The Corporations’ only relationship to American General Life Insurance Company (“Licensee”) is in the licensing of the Nasdaq®, Nasdaq®, NASDAQ-100® Index, and certain trade names of the Corporations and the use of the Nasdaq®, NASDAQ-100® Index which is determined, composed and calculated by Nasdaq without regard to Licensee or the Product(s). Nasdaq has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the Nasdaq®, NASDAQ-100® Index. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

ICC24-AGE-8124 (5/24)	2

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF NASDAQ®, NASDAQ-100® INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ®, NASDAQ-100® INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ®, NASDAQ-100® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.]

RIDER DEFINITIONS

For purposes of this Rider, the following definitions apply.

LOCK BUFFER RATE

The Lock Buffer Rate provides limited protection from a negative change in Index Value up to the Lock Buffer Rate referenced on the RIDER DATA PAGE. You will incur a loss if negative Index performance exceeds the Lock Buffer Rate applicable to the Strategy Account Option on the Term End Date. Your negative Index performance will equal the negative Index performance in excess of the Lock Buffer Rate. The Initial Lock Buffer Rate applicable to each available Strategy Account Option is shown on the RIDER DATA PAGE and guaranteed for one Term. We may declare new Lock Buffer Rates that will apply to the renewal of each available Strategy Account Option after the initial Term. Renewal Lock Buffer Rate(s) may be higher or lower than the Initial Lock Buffer Rate but will never be lower than the corresponding Minimum Lock Buffer Rate shown on the RIDER DATA PAGE.

LOCK DATE

The Lock Date is the date prior to the Term End Date when the change in Index Value meets or exceeds the Lock Threshold.

LOCK FIXED RATE

The Lock Fixed Rate is a short-term fixed rate of interest that is credited daily to amounts allocated to Strategy Account Option(s) where Index Credit is applied prior to the Term End Date. Interest is applied from the Lock Date until the next Contract Anniversary. We may change the Lock Fixed Rate at any time at Our discretion, subject to the Minimum Lock Fixed Rate as shown on the RIDER DATA PAGE.

LOCK THRESHOLD

The Lock Threshold is the percentage shown on the RIDER DATA PAGE that will be applied prior to the Term End Date if the Change in Index Value meets or exceeds the Lock Threshold. The Lock Threshold for a Strategy Account Option(s) is guaranteed not to change for the life of the Contract so long as We continue to offer the Strategy Account Option.

INDEX CREDIT

The Index Credit is the amount of Index interest credited to a Strategy Account Option(s) on the Lock Date or the Term End Date. The Index Credit may be positive, negative, or zero. The Index Credit Rate is a factor used in the calculation of the Index Credit for each Strategy Account Option(s) shown on the RIDER DATA PAGE.

INDEX VALUE

The Index Value is the value of the Index that is published by the Index provider at the close of each Business Day. The Index Value on any day that is not a Business Day is the value of the Index at the end of the previous Business Day. The Index Value(s) as of the Rider Effective Date for all referenced indices are as shown on the RIDER DATA PAGE.

ICC24-AGE-8124 (5/24)	3

RIDER PROVISIONS

This Rider allows You to participate in positive Index performance on any day during the Term up to and including the Lock Threshold. If the Rider Effective Date is after the Contract Date, You may transfer all or part of Your Contract Value to any Strategy Account Option(s) on the RIDER DATA PAGE to be effective on the Contract Anniversary following the Rider Effective Date. On any day on or before the Term End Date if the Index performance meets or exceeds the Lock Threshold, the Index Credit will be credited to each Strategy Account Option to which You allocate Your Contract Value. The Index Credit is calculated based in part on the Index Value on any day compared to the Term Start Date of the same Index. Index Credit will vary from Term to Term and will depend upon the Lock Threshold, Lock Buffer Rate, and changes in the Index Values.

RIDER FEE

There is no fee for this Rider.

CALCULATION OF CHANGE IN INDEX VALUE

On any day during the Term, We will calculate the Change in Index Value of each Strategy Account Option by comparing the Index Value on that day to the Index Value on the Term Start Date. During the Term, the Change in Index Value equals:

(Index Value on any day – Index Value on Term Start Date)
Index Value on Term Start Date

CALCULATION OF INDEX CREDIT RATE AND INDEX CREDIT

Prior To The Term End Date

Calculation of Index Credit Rate

If the Change in Index Value meets or exceeds the Lock Threshold prior to the Term End Date, the Index Credit Rate equals the Lock Threshold for the applicable Strategy Account Option.

Calculation of Index Credit

Prior to the Term End Date, once the change in Index Value meets or exceeds the Lock Threshold, We will calculate Index Credit of the applicable Strategy Account Option on the Lock Date. Index Credit equals the Strategy Base as of the prior day multiplied by the Index Credit Rate.

Thereafter, You will be credited interest daily at the Lock Fixed Rate beginning on the Lock Date until the next Contract Anniversary. You will not receive any Index Credit for the Strategy Account Option(s) based on the performance of the Index on the Term End Date, and the Term End Date will be the next Contract Anniversary.

On The Term End Date

Calculation of the Index Credit Rate

On the Term End Date, if the Change in Index Value is positive or zero and the Lock Threshold was never met, Your Index Credit Rate equals the change in Index Value.

On the Term End Date, if the Change in Index Value is negative, Your Index Credit Rate equals the lesser of zero or the Change in Index Value plus the Lock Buffer Rate.

Calculation of the Index Credit

You will not receive any Index Credit prior to the Term End Date if the change in Index Value does not meet or exceed the Lock Threshold on any day during the Term. Instead, on the Term End Date, We will calculate Index Credit of the applicable Strategy Account Option. The Index Credit on the Term End Date equals the Strategy Base as of the day prior to the Term End Date multiplied by the Index Credit Rate.

ICC24-AGE-8124 (5/24)	4

CALCULATION OF THE OPTION UNIT VALUE

The Option Unit Value is used to calculate the Interim Value as described in the Contract.

The Option Unit Value of this Rider is equal to (a) – (b), where:

a) = Up-and-Out Barrier Call Option

b) = Up-and-Out Barrier Put Option

The valuation of the options above is based on the Black-Scholes Framework.

TERMINATION

The Rider will terminate on the earlier of the following:

1.	The date We discontinue all Strategy Account Option(s) under this Rider on a Term End Date; or

2.	The date the Contract terminates.

Signed for the Company to be effective on the Rider Effective Date.

AMERICAN GENERAL LIFE INSURANCE COMPANY

Christopher B. Smith President	Julie Cotton Hearne Secretary

[© Corebridge Financial, Inc. All Rights Reserved.]

ICC24-AGE-8124 (5/24)	5